Exhibit 4.1(b)
                                                   --------------

                      ARTICLES OF AMENDMENT
                              TO THE
                RESTATED ARTICLES OF INCORPORATION
                                OF
                     ATMOS ENERGY CORPORATION


     Pursuant to the provisions of Article 4.04 of the Texas
Business Corporation Act, the undersigned corporation
(hereinafter referred to as the "Corporation") adopts the following Articles of Amendment to its Restated Articles of Incorporation, which increase the number of authorized shares of the common stock of the Corporation.

                           ARTICLE ONE

     The name of the Corporation is Atmos Energy Corporation.

                           ARTICLE TWO

     The following amendment to the Restated Articles of Incorporation was adopted by the shareholders of the Corporation on February 8, 1995:

     Section 1 of Article VII of the Restated Articles of
     Incorporation be amended to read as follows:

          "The aggregate number of shares which the Corporation shall have the authority to issue is Seventy-Five Million (75,000,000) shares of Common Stock having no par value."

                          ARTICLE THREE

     The number of shares of the Corporation outstanding as of the record date was 15,347,247.011 and the number of shares entitled to vote on the amendment was 15,347,247.011.

                           ARTICLE FOUR

     The number of shares voting for the amendment to increase the number of authorized shares of common stock of the Corporation was 12,894,385, the number of shares voting against such amendment was 935,221, and the number of shares abstaining was 155,534.

     DATED:  February 8, 1995.

                         ATMOS ENERGY CORPORATION

                         By: /s/ Ronald L. Fancher
                            -------------------------------------
                            Ronald L. Fancher
                            President and Chief Executive Officer